EXHIBIT 21.1

Sealy Industrial Partners IV, LP

Subsidiaries of the Registrant

Name

Sealy 20th Avenue LLC

Sealy 27th Street North, LLC

Sealy Cleveland Road, LLC

Sealy Commercial Drive, LLC

Sealy Commercial Drive II, LLC

Sealy Crossroads L, LLC

Sealy Crosstown, LLC

Sealy Gardner Avenue, LLC

Sealy Great 290, LLC

Sealy Industrial Partners IV OP, LP

Sealy Industrial Partners IV REIT, LLC

Sealy Kill Creek Road, LLC

Sealy Leigh Fisher Blvd II, LLC

Sealy NorthPoint One, LLC

Sealy North Sweet Gum I, LLC

Sealy North Sweet Gum II, LLC

Sealy NW 142nd Street, LLC

Sealy Olive Avenue Land, LLC

Sealy Pederson Road, LLC

Sealy Royalton Road, LLC

Sealy SIP IV Aldine Westfield TRS, LLC

Sealy South Green Road, LLC

Sealy Stateline K, LLC

Sealy TRS I, LLC

Sealy West 67th Street, LLC

Sealy West Albany I, LLC

Sealy West Albany II, LLC